UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 9, 2005

    ONE LINK 4 TRAVEL, INC
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-81922 (Commission File Number)	43-1941213 (IRS Employer Identification No.)

One Market Plaza, Spear Tower, Suite 3600, San Francisco, CA (Address of principal executive offices)	94105 (Zip Code)

        Registrant’s telephone number, including area code (415) 293-8277

        Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01     Completion of Acquisition or Disposition of Assets.

        On May 5, 2005 (the “Closing Date”), One Link 4 Travel, Inc. (the “Company”) completed its acquisition of Reservation Center, Inc., a California corporation (“RCI”), pursuant to an Acquisition Agreement entered into on April 1, 2005 (the “Agreement”) by and among the Company, RCI, and the shareholders of RCI, who are Cary Goldberg and Jerry Goldberg, as Trustee of the Goldberg Family Trust (collectively, the “RCI Shareholders”). On the Closing Date, the Company acquired all of the issued and outstanding shares of RCI from the RCI Shareholders, and thereby acquired all of the operations, assets and business of RCI.

        RCI is engaged in the business of travel reservations and travel-related services. Through its Computerized Corporate Rate Association (“CCRA”) business unit, RCI provides a negotiated-preferred rate hotel program to travel agencies via a published directory, the CCRA Internet-based portal and proprietary travel distribution networks. RCI was founded in 1972 to provide a 24-hour call center service for travel agencies that it continues to provide today, among other services.

        On the Closing Date, the Company and RCI paid approximately $6,050,000 in total consideration of the Company’s acquisition of RCI. Of this amount (i) approximately $4,800,000 was paid to the RCI Shareholders (which amount includes forgiveness of a promissory note in the principal amount of $95,000 owed to RCI by one of the RCI Shareholders) in consideration of the transfer of the RCI shares to the Company and (ii) the transfer by Cary Goldberg to RCI of certain goodwill pursuant to a Goodwill Purchase Agreement. In addition and as express conditions to the consummation of the transactions contemplated by the Agreement (i) the Company entered into a warrant purchase agreement to acquire an outstanding warrant to purchase approximately 20% of RCI for $1,200,000; and (ii) the Company’s wholly owned subsidiary entered into a purchase agreement to acquire certain business assets owned by a third party for a purchase price of $50,000, which assets are used to effect reservations and other travel-related services necessary to RCI’s business operations. Accordingly, the total consideration for the Company’s purchase of RCI was approximately $6,050,000, of which $4,150,000 was paid in cash on the Closing Date, with the balance of $1,805,000 owed pursuant to promissory notes, some of which are convertible into shares of the Company’s common stock at $2.50 per share.

        Also, as conditions to the consummation of the transactions contemplated by the Agreement: (i) the Company entered into non-competition agreements with each of Cary Goldberg and Jerry Goldberg pursuant to which Messrs. Goldberg agreed not to engage in the business of the Company or RCI for a period of five years, subject to certain terms and conditions, and (ii) RCI entered into a consulting agreement with Cary Goldberg.

        Prior to entering into the Agreement, there was no material relationship between the Company or any of its affiliates and RCI or the RCI Shareholders.

Item 7.01     Regulation FD Disclosure.

        On May 9, 2005, Company issued a press release which is attached hereto as Exhibit 99.1.

        The information in Item 7.01 of this Current Report on Form 8-K, including the exhibit attached hereto, is being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any filing of the Company, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01.     Financial Statements and Exhibits

(a)     Financial statements of businesses acquired.

         The Company expects that the financial statements required by this item will be filed within the time period required by Item 9.01 of Form 8-K.

(b)     Pro forma financial information.

         The Company expects that the financial statements required by this item will be filed within the time period required by Item 9.01 of Form 8-K.

(c)     Exhibits.

Exhibit No. 99.1	Description Press Release issued May 9, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 9, 2005	ONE LINK 4 TRAVEL, INC By: /s/ F. W. Guerin F. W. Guerin Chief Executive Officer

EXHIBIT INDEX

Exhibit No. 99.1	Description Press Release issued May 9, 2005